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                                                                    Exhibit 99.2


IMMEDIATE (July 24, 1997)

Michael F. Sandler                             David F. Dovenberg
Senior Vice President-Finance                  Chief Financial Officer
MEDIQ Incorporated                             Universal Hospital Services, Inc.
(609)  663-3200                                (612)  893-3252


                 MEDIQ AND UNIVERSAL HOSPITAL SERVICES EXTEND
                               MERGER AGREEMENT


          PENNSAUKEN, NJ/BLOOMINGTON, MN -- MEDIQ Incorporated (MED:AMEX) ("MEDIQ") and Universal Hospital Services, Inc. (NASDAQ:UHOS) ("UHS"), who in February had entered into an agreement under which UHS would be acquired by MEDIQ at a price of $17.50 per UHS share, today announced that they had extended -- from August 30, 1997 to October 31, 1997 -- the date after which either party could terminate this agreement. This amendment was entered into in order to provide additional time to resolve or defend against certain concerns that have been raised by the staff of the Federal Trade Commission to the merger. In addition, the companies also amended the agreement to include a termination right under which either party may terminate the agreement within five business days if a federal district court issues a preliminary injunction preventing the transaction. On April 10, 1997, the FTC had requested additional information regarding the proposed transaction. The parties believe that earlier this month they substantially complied with this information request.

          Thomas E. Carroll, President and Chief Executive Officer of MEDIQ, said, "The merger is procompetitive and in the best interests of our customers. This merger will enable us to provide a broader inventory of the kinds of equipment our customers demand, and to deliver it more quickly on a more efficient and cost-effective basis. With increasing competition in the medical equipment market and in healthcare generally, our customers have become more and more demanding and they are constantly evaluating their other options to renting products from us. This transaction will help us to continue to meet those demands and increase the range of services we are able to provide. Because we believe the transaction fully complies with federal antitrust laws, both companies will vigorously oppose any attempt by the government to block the merger."

          Thomas Minner, President and Chief Executive Officer of UHS, said, "MEDIQ and UHS are disappointed that the government review has gone so slowly, although we are continuing to work with the staff of the FTC. We continue to believe that the transaction best serves the interests of the Company's shareholders and that the combined company will be well positioned to capitalize on opportunities in today's ever changing healthcare environment."